Exhibit 3.28

BY-LAWS1

ARTICLE 1 – Type of corporation. Name, Term and Domicile – Section 1º a) Subject to Section 17 of Law no 15,921, dated December 17, 1987, a Corporation is incorporated under the name: ENERGÍAS RENOVABLES DEL SUR S.A. b) Its term shall be of a hundred year as of today. c) It shall be domiciled in Montevideo (notwithstanding what has been established in the last sub-section of Section 2º of these By-laws) and shall have branches in any Free Trade Zone of Uruguay and abroad.2

ARTICLE 2 – Purpose – Section 2º. Its purpose shall be to develop, in its capacity as direct and/or indirect user of one or several Free Trade Zones of Uruguay, or abroad, in line with the provisions and limitations established under law no. 15,921 of December 17, 1987, and the related amending laws, the following activities: A) commercialization in all its forms, import, export and circulation to and from the Free Trade Zones of Uruguay and between third countries, industrialization, warehouse, storage, packing, selection, classification, subdivision, assembly, disassembly, handling, blend, leasing, rental and concession of the use by itself or by third parties, as intermediate, of any type of raw material, merchandise in the process of manufacture or finished products, with international or local origin, in the branches and by-products of foods, home appliances, stationary, automotive, bar, housewares’ equipment, beverages, meat, rubber, film, fuel and oil-related resources, construction and subsidiaries, cosmetics, leather, sports, editorial, electronics, electrical engineering, teaching, mining activities, hardware, photocopies, photographs, synthetic fiber, country’s fruits, hotel industry, printing, jewelry, toy industry, wool, laundry, bookshop, wood, machines, maritime, mechanics, medicine, metallurgic, mining, music, optics, paper, perfumery, fishing, plastic, press, advertising, chemistry, radio, tobacco, television, textile, typography, securities, clothing, veterinary and glass; B) Acquisition, alienation, exploitation and concession of the use of intangible assets, on its own or as a third party or as an intermediary; C) Construction and services lease, particularly of consulting, informatics, professional, technical and administrative services; guidance and projects particularly financial, commercial, industrial, mining, farming, fishery, real estate, services, legal,

[1]	Original by-laws approved by minutes dated 15-Nov-2001: approved by the Corporate Oversight Authority on 27-Dec-2001, filed with the Registry of Commerce of 22-Jan-2002 under no. 625.
[2]	Amendment of Section 1 approved by minutes of the Meeting of Shareholders of 20-Jul-2007, filed with the Registry of Commerce of 29-Aug-2007 under no. 19903.

accounting, and administrative terms; constructions and works of civil, industrial, chemical and electronics engineering; travel agencies, shows, hotel industry and tourism, local and international transportation of persons, things, livestock, news, transmission of communications and orders; D) Mandates, commissions, allocations, brokerages and representations; E) Reinsurances, insurances; F) Additionally, abroad it will also carry out and/or manage investments in securities, bonds, shares, certificates, debentures, bills of exchange, agricultural and financial operations, tangible or intangible assets and purchase, sale, mortgage, rental, administration, construction and any type of operation whatsoever with real estate; G) With prior state authorization, it may enter into agreements aiming for third parties to obtain the indirect user category, using or taking advantages of its facilities; H) Participations or acquisition of companies in the branches mentioned above.

ARTICLE 3 – Section 3º. Capital and Shares. a) The capital, composed of certificates of one or several ordinary bearer shares of $ 1 each, shall amount to $ 95,000,000 (ninety five million Uruguayan pesos), b) The capital may be increased by Extraordinary Meeting without the need to request administrative approval. The Meeting may confer upon the Board or Administrator where applicable, powers to establish time of issuance and payment type and terms.3

ARTICLE 4 – Administration. Section 4º. a) The Meeting may determine that the corporation be administered by an administrator or a Board. In addition, it shall establish the number of members of such Board and the positions held; being able to determine, among other things, the existence of a President and one or more Vice-presidents. Both the Administrator and the Directors may be individuals or legal entities, shareholders or not. b) The Meeting shall elect or reelect them each year and set or ratify their remuneration. c) They shall carry out their duties until their successors take office. d) The Meeting may appoint a maximum of three deputies for each Director or Administrator, so that they may replace the Director or Administrator, following the order that was established, in the event of temporal or definitive vacancy of the position, for the term such vacancy lasts. Section 5º. a) The Board shall be called for a meeting by any of its members. b) In case of absence, the directors may be represented for the purposes of voting, by another director or a third party; duly empowered by letter, collated telegram, cable, telex o fax. c) The Board shall adopt resolutions by the majority of the members present at the meetings. d) By unanimous

[3]	Amendment of Section 3 approved by the Meeting of Shareholders of 31-Dec-2012, filed with the Registry of Commerce on 01-Mar-2013 under no. 4408.

votes of all of its members it may: 1) Distribute or redistribute its positions; 2) Fill their temporal or definite vacancies, in case the Meeting fails to appoint deputies; 3) Distribute provisional earnings on account of definitive ones prior to the year end closing, in case there are reserves of free disposition sufficient for such purposes, or when from the balance carried out during the course of the financial year, approved by the internal oversight body when applicable and upon carrying out the amortizations and provisions required, including deductions for prior losses, there are benefits higher than the amount of earnings, which payments on account of same are available. 4) Revalue assets. Section 6º. The Administrator or the Director shall have the widest powers to manage, administer and oblige the company and carry out all types of operations, acts and agreements in connection with the social purpose. When performing his/her duties, the only limitation shall be acts prohibited by legal regulations and those which performance is subject to prior authorization from the Shareholder’s Meeting in accordance with what is established in these By-laws. The Board shall mandatorily obtain prior authorization from the Shareholder’s General Extraordinary Meeting in order to carry out the following acts: a) Investments or expenses to be carried out by the Company which figure is above ten thousand Euros (10,000€), b) Enter into or modify any employment agreement; c) Enter into or modify any agreement with suppliers and/or clients, d) Sell, assign, transfer, rent or any other agreement that implies an amount above ten thousand Euros (10,000€), e) Enter into or modify any loan agreement, f) Levy the assets of the Company, g) In a broader sense, any legal act that may have a significant adverse effect on the development of the company.4 Section 7º. The Administrator, or the President, as the case may be, or any of the Vice-presidents of the Board indistinctively, or two of the directors jointly, shall represent the company.

ARTICLE V. Meetings. Section 8º. a) The Ordinary Meeting shall be held within 180 days upon the closure of every financial year. b) The Extraordinary Meeting shall be called by the Administrative Body or Trustee when deemed convenient; notwithstanding what is established under Section 344 sub-sections 4º, 5º y 6º, of Law no. 16,060. c) They shall be called through a notice that will be published during 3 days in the Official Gazette and in another newspaper, at least 10 days in advance but no longer than 30 days in advance. The stock ledger shall be closed at the beginning of the Meeting. Certificates of deposits issued by local or foreign entities of financial intermediation, stockbrokers, legal custodians or other persons- in this case the

[4]	Amendment of Section 6 approved by the Meeting of Shareholders of 20-Jul-2007, filed with the Registry of Commerce on 29-Aug-2007 under no. 19903.

pertinent notarial certification is required, may be registered. d) Provided the company remains to be a closed corporation, the meeting may also be called through certified personal summons to shareholders at the domiciles registered by them in the company for such purposes. e) In case the entire paid-in capital is gathered, there is no need for publication or personal summons, in compliance with legal provisions. f) The second call shall set the Meeting for the same day, one hour after the first one; both calls may be made simultaneously. g) Shareholders may grant powers of attorney to be represented in one or more Meetings through proxies without certified signatures, collated telegram, cable, telex or fax. Section 9º. a) The first call for the Ordinary Meeting shall require the presence of shareholders representing half plus one of the shares with voting rights. In the second call, the meeting shall be held regardless the number of shareholders that are present. b) The Extraordinary Meeting shall be held, for the first call, with the presence of shareholders representing 60% (sixty per cent) of the shares with voting rights. The second call requires the presence of 40% (forty per cent) of the Shareholders with voting rights. In case such quorum is not reached, a new Meeting shall be called, which shall be formed to discuss the same topics, regardless the number of shareholders attending same. c) The Meeting shall only discuss the items on the agenda, except there is agreement by the entire number of the paid-in capital or legal approval. d) It shall resolve by absolute majority of votes of the shareholders attending the meeting, except for the cases in which the law or this agreement require a larger number. e) Each share shall grant the right to one vote. Section 10º. Provided the company remains to be a closed corporation, the Meeting will be in charge of creating and/or suppressing the Audit Committee.

ARTICLE VI. Temporal Provisions. Section 11º. The Company shall act as of the date hereof, using the phrase “under incorporation”; until the first Administrator or Director takes office, the founders, indistinctly, shall have the powers of such Administrator or Director. Section 12º. Shareholders Tomás Guerrero Costa, Francisco Obes Secco and Luis Nin Estévez equally subscribe 350,000 (three hundred and fifty thousand) shares for a nominal value of $ 1 (one Uruguayan peso) each, for a total nominal value of $ 350,000 (three hundred and fifty thousand); of which they pay in, equally, 210,074 (two hundred ten thousand and seventy four) shares for a nominal value of $ 1 each, for a total nominal value of $ 210,074 (two hundred ten thousand and seventy four Uruguayan pesos). Section 13º. Founders, Raúl Vairo, Adriana Sanz, Daniel Muñoz, Carina Simonetti, Luis Gramática, Diego Pintos and Sebastián Maglione are empowered to, any of them indistinctly, carry out the proceedings for the registration and publication of the By-laws, as well as the registration of the Company before the pertinent public offices, and carry out further proceedings that may be required for its regular functioning, being empowered to accept or discuss the observations that may occasionally be made by the pertinent authorities, being empowered to suggest alternative texts for the By-laws and object the resolutions of same. The undersigned request the notary to certify their signatures.